Exhibit 10.1

LOAN AND SECURITY AGREEMENT

Yunhong CTI Ltd. 22160 N. Pepper Road Lake Barrington, IL 60010

Date:         September 30, 2021 (the “Effective Date”)

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into on the above date between LINE FINANCIAL CORP. (including its successors and assigns, the “Lender”), whose principal U.S. address is at 921 West New Hope Drive, Suite 702, Cedar Park, Texas 78613-6786, and the borrower (“Borrower”) named above, whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1.   LOANS.

1.1 Loans. Lender will make loans to Borrower (the “Loans”), in amounts determined by Lender in its good faith business judgment, up to the amounts (the “Credit Limit”) shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of Reserves for accrued interest and such other Reserves as Lender deems proper from time to time in its good faith business judgment. In addition to other allowed Reserves under this Agreement, Lender shall be entitled to reserve amounts from Loan Advances, in its good faith business judgment, to account for certain Borrower obligations, including, without limitation, rent, payroll or other taxes and accounts payable for which the applicable vendor invoice(s) remains unpaid for more than sixty (60) days from the applicable due date and the obligation is either not subject to an agreed-upon extended payment schedule, Borrower is in breach of any such payment schedule, and/or is not currently negotiating an extended payment schedule at the time of this Agreement’ provided, however, that Lender shall be entitled to Reserve for any such obligation if a payment schedule acceptable to the Lender between the Borrower and the subject obligee is not in place within thirty (30) days of the Effective Date.

1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Accrued interest shall be payable monthly, on the last day of the month, and shall be charged to Borrower’s loan account (and the same shall thereafter bear interest at the same rate as the other Loans).

1.3 Overadvances. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations exceeds the Credit Limit (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Lender, with‐out notice or demand. Without limiting Borrower's obligation to repay to Lender the amount of any Overadvance, Borrower agrees to pay Lender interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

1.4 Fees. Borrower shall pay Lender the fees shown on the Schedule, which are in addition to all interest and other sums payable to Lender and are not refundable.

1.5 Loan Requests. Subject to all conditions and terms contained herein such as the delivery of a Borrowing Base Certificate in a form acceptable to Lender with respect to each Loan, to obtain a Loan, Borrower shall make a request to Lender by facsimile, telephone, or electronic mail, such request to provide Lender with at least one Business Day’s notice. Loan requests received after 12:00 PM (Central Time) will not be considered by Lender until the next Business Day. Lender may rely on any facsimile, electronic mail or telephone request for a Loan given by a person whom Lender believes is an authorized representative of Borrower, and Borrower will indemnify Lender for any loss Lender suffers as a result of such reliance.

2. SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Lender a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Other Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Payment Intangibles and Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Lender to enter into this Agreement and to make Loans, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Borrower is and will continue to be qualified and licensed to do business in all ju‐risdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, Borrower’s partnership agreement or operating agreement (as the case may be), or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any indebtedness or obligation under any agreement or instru‐ment which is binding upon Borrower or its property.

3.2 Name; Trade Names and Styles. The name of Borrower set forth on the execution page(s) of this Agreement is its correct name. Borrower has disclosed in writing to Lender all prior names of Borrower and all of Borrower’s present and prior trade names. Listed in the Borrower Disclosures, attached hereto as Exhibit B, are all prior names of Borrower and all of Borrower’s present and prior trade names. Borrower shall give Lender 30 days' prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name.

3.3 Place of Business; Location of Collateral. The ad‐dress set forth in the heading to this Agreement is Borrower's chief executive office. Borrower has disclosed in the Borrower Disclosures all other locations where any material portion of the Collateral may be located. Borrower will give Lender at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations previously disclosed to Lender in writing, without Lender’s prior written consent. All locations where Borrower conducts business have been disclosed to Lender in writing.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Lender now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to Permitted Liens, and Borrower will at all times defend Lender and the Collateral against all claims of others.

(b)  Borrower has identified in the Borrower Disclosures, attached hereto, all of Borrower’s Deposit Accounts, and Borrower will give Lender five Business Days advance written notice before establishing any new Deposit Accounts and, at Lender’s request, will cause the institution where any such new Deposit Account is maintained to execute and deliver to Lender a control agreement in form sufficient to perfect Lender’s security interest in the Deposit Account and otherwise satisfactory to Lender in its good faith business judgment.

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $25,000, Borrower shall promptly notify Lender thereof in writing and provide Lender with such information regarding the same as Lender shall request. Such notification to Lender shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Lender, and Borrower shall execute and deliver all such documents and take all such actions as Lender shall request in connection therewith.

(d)   None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Whenever any Collateral is located upon real property in which any third party has an interest, Borrower shall, whenever requested by Lender, cause such third party to exe‐cute and deliver to Lender, in form acceptable to Lender, such waivers and subordinations as Lender shall specify. Borrower will keep in full force and effect, and will comply with all terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Lender in writing of any material loss or damage to the Collateral.

3.6 Books and Records. Borrower has maintained and will maintain at Borrower's Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Change.

3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. There are no unpaid tax liabilities of Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower.

3.9 Compliance with Law. Borrower has complied, and will comply, in all respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters.

3.10 Litigation. Other than as disclosed in the attached Borrower Disclosures or as otherwise disclosed to the Lender in writing, there is no claim, suit, litigation, proceeding or investigation pending or threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower). Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower.

3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for Borrower’s working capital. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation G of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

4. ACCOUNTS; INVENTORY.

4.1    Representations Relating to Accounts; Representations Relating to Inventory.

(a)     Borrower represents and warrants to Lender as follows: Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing un‐conditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the Ordinary Course of Borrower's Business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

(b)     Borrower represents and warrants to Lender as follows: All Inventory and WIP with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) be of good and merchantable quality, free from defects; and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Lender as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and cor‐rect and all such invoices, instruments and other documents and all of Borrower's books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. All signatures and endorsements on all documents, instruments, and agreements relating to all Accounts and submitted by Borrower to Lender are and shall be genuine, and all such documents, instruments and agreements are (to the best of Borrower’s knowledge) legally enforceable in accordance with their terms.

4.3 Schedules and Documents relating to Accounts. Borrower shall deliver to Lender transaction reports and schedules of collections, as provided in the Schedule, on Lender's standard forms; provided, however, that Borrower's failure to execute and deliver the same shall not affect or limit Lender's security interest and other rights in all of Borrower's Accounts, nor shall Lender's failure to advance or lend against a specific Account affect or limit Lender's security interest and other rights therein. If requested by Lender, Borrower shall furnish Lender with copies (or, at Lender's request, originals) of all contracts, orders, invoices, and other similar documents, and, if applicable, all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the fore‐going. Borrower shall also furnish to Lender an aged ac‐counts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to Lender, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

4.4 Collection of Accounts. Borrower agrees that any and all Accounts must be collected through the Collection Account. If Borrower receives payment or the proceeds of Accounts directly, such payment shall be held in trust for Lender, and Borrower shall immediately deliver all such payments and proceeds to Lender in their original form, duly endorsed, to be applied to the Obligations in such order as Lender shall determine. Without limiting the generality of the foregoing, Borrower’s invoices shall have imprinted or stamped on the face thereof check remittance information indicating the Collection Account. During the occurrence or continuance of an Event of Default, Lender may also notify all Account Debtors directly to make all payments to such Collection Account.

4.5. Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to Lender in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Lender shall determine. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Lender. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement. Borrower agrees that any sale proceeds arising from the contemplated sale and disposition of Borrower’s interest in its Subsidiary, Flexo Universal S DE RL DE CV (“Flexo”), shall be remitted directly to the Collection Account.

4.6 Disputes. Borrower shall notify Lender promptly of all material disputes or claims relating to Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, without the prior written consent of Lender except where (i) Borrower does so in good faith, in a commercially reasonable manner, in the Ordinary Course of Business, and in arm's length transactions; (ii) no Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements, and forgiveness, the total outstanding Loans will not exceed the Credit Limit.

4.7 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Lender, and immediately notify Lender of the return of the Inventory.

4.8 Verification. Lender may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of electronic mail, mail, telephone or otherwise, either in the name of Borrower or Lender or such other name as Lender may choose, and Lender or its designee may, at any time, notify Account Debtors that it has a security interest in the Accounts. Notwithstanding the above, such direct contact shall only be in cooperation and with advance notice to Borrower, and, if requested by Borrower, with Borrower involved in the communication; provided, however, that the foregoing limitations shall not apply if an Event of Default has occurred and is continuing.

4.9 No Liability. Other than for losses arising solely from Lender’s gross negligence or willful misconduct, Lender shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Lender be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account.

5. ADDITIONAL DUTIES OF BORROWER.

5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably accept‐able to Lender, in such form and amounts as Lender may require in its good faith business judgment, and Borrower shall provide evidence of such insurance to Lender. All such insurance policies shall name Lender as the exclusive loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender. Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its good faith business judgment. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower's expense. Borrower shall promptly de-liver to Lender copies of all material reports made to insurance companies.

5.3 Reports. Borrower, at its expense, shall provide Lender with the written reports set forth in the Schedule, and such other written reports with respect to Borrower as Lender shall from time to time specify in its good faith business judgment.

5.4 Access to Collateral, Books and Records. At reasonable times, and on one Business Day’s notice, Lender, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. Such inspections or audits shall be conducted no more often than four times during each calendar year, but nothing herein restricts Lender’s right to conduct such audits more frequently if (i) Lender believes that it is advisable to do so in Lender’s good faith business judgment, or (ii) Lender believes in good faith that a Default or Event of Default has occurred. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $1,000 per person per day (or such higher amount as shall represent Lender’s then current standard charge for the same), plus reasonable out-of-pocket expenses.

5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Lender's prior written consent (which shall be a matter of its good faith business judgment), do any of the following:

(i)      change its name, merge or consolidate with another corporation or entity, or form any subsidiary or acquire any additional equity shares in any Affiliate or other entity;

(ii)      acquire any assets, except in the Ordinary Course of Business;

(iii)   enter into any other transaction outside the Ordinary Course of Business except the sale of Flexo;

(iv)   sell or transfer any Collateral, except for the sale of finished Inventory in the Ordinary Course of Borrower's Business;

(v)   store any Inventory or other Collateral with any ware‐houseman or other third party;

(vi)  sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

(vii)  make any loans of any money or other assets or make any capital contributions or any other Investments, other than Permitted Investments;

(viii) satisfy by payment any loans or other monetary obligations to any Affiliate, without the prior written consent of Lender except as provided in any subordination agreement executed by such Affiliate;

(ix)  create, incur, assume or permit to be outstanding any Indebtedness other than (a) the Obligations or (b) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business, without the prior written consent of Lender;

(x)   guarantee or otherwise become liable with respect to the obligations of another party or entity;

(xi)  pay or declare any dividends on Borrower's stock or pay any distributions or make other equity payments to any shareholders, members, partners or other equity-holders of Borrower, directly or indirectly except as may be allowed under (ix) above;

(xii) make any loan, any advance or other payment or transfer of funds or assets to any Affiliate (including, without limitation, to any Subsidiary), or any shareholder, member or partner and/or other equity-holder (unless, with respect to any equity-holder, only, such equity-holder has entered into a debt subordination agreement with Lender acceptable to Lender in its sole and absolute discretion and such loan or payment is a permitted payment thereunder);

(xiii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock or other equity securities;

(xiv) sell or further encumber, assign, lien or otherwise create any new security interest in any property owned by Borrower;

(xv) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;

(xvi) dissolve or elect to dissolve; or

(xvii) make Capital Expenditures exceeding $1,000,000, in the aggregate in any fiscal year; or

(xviii) cancel or limit the Funds Transfer Implementation Form of even or approximate date with this Agreement, pursuant to which funds in Borrower’s collection account with PNC are (or shall be) remitted to Lender, or otherwise instructing PNC to cease remitting such funds to Lender.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default has occurred and is continuing, or would occur as a result of such transaction.

Notwithstanding any of the above, at any time, with prior written notice to Lender, Borrower’s shareholders, partners, members or other equity-holders may contribute equity to Borrower to be used to make loans under (vii) above, payments under (viii) or (xi) above, redeem, retire, purchase or otherwise acquire Borrower’s stock as provided in (xiii) above, or make Capital Expenditures in excess of the amount provided in (xvii) above.

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7    Notification of Changes. Borrower will promptly notify Lender in writing of (i) any change in its officers or directors, and (ii) any Material Adverse Change.

5.8 Further Assurances. Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain Lender's perfected first-priority security interest in the Collateral (subject only to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6. TERM.

6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule, unless automatically renewed and extended hereunder (as from time to time extended and renewed, the “Maturity Date”), subject to Section 6.3 below. This Agreement shall be automatically extended and renewed for successive one-year terms, following the initial term, unless either Borrower or Lender provides written notice of non-renewal to the other not less than ninety (90) days prior to the Maturity Date, as further described in Section 4 of the Schedule.

6.2 Early Termination.

(a)  Early Termination by Lender. The foregoing notwithstanding, this Agreement may be terminated prior to the Maturity Date by Lender, effective immediately, if an Event of Default has occurred or is continuing.

(b) Early Termination by Borrower of Revolver. If the Agreement is terminated by Lender as a result of an Event of Default or by Borrower prior to the Maturity Date, Borrower shall pay to Lender an early termination fee equal to (i) 2.00% of the Maximum Revolver Amount, if the effective date of termination is on or prior to the first anniversary of the Effective Date, and (ii) 1.00% of the Maximum Revolver Amount, if the effective date of termination occurs after the first anniversary of the Effective Date. Lender’s right to termination compensation under this section shall be without prejudice to any of Lender’s other rights and remedies under this Agreement. The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

(c) Early Termination by Borrower of Term Loan. Borrower shall have the option to prepay the Term Loan (together with all accrued but unpaid interest and the Term Loan Prepayment Fee) in whole, but not in part, upon not less than 60 days prior written notice to Lender. As used herein, the term “Term Loan Prepayment Fee” means, as of any date of determination, (i) 2.00% of the original principal amount of the Term Loan if such prepayment occurs on or before the first anniversary of the Effective Date and (ii) 1.00% of the original principal amount of the Term Loan if such prepayment occurs after the second anniversary of the Effective Date. The Term Loan Prepayment Fee shall be due from Borrower to Lender upon any prepayment of the principal of the Term Loan, including without limitation any prepayment as a result of an Event of Default or the exercise of any rights or remedies by Lender following the same. Lender’s right to termination compensation under this section shall be without prejudice to any of Lender’s other rights and remedies under this Agreement. The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of Lender's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; pro-vided that Lender may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Lender, nor shall any such termination relieve Borrower of any Obligation to Lender, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations, termination of this Agreement, and execution and delivery by Borrower to Lender of a general release on Lender’s standard form, attached hereto as Exhibit A, Lender shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate Lender's security interests. Notwithstanding any such termination, the indemnity provisions of this Agreement shall continue in full force and effect.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” un-der this Agreement, and Borrower shall give Lender immediate written notice thereof:

(a)   Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b)   Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or

(c) Borrower shall fail to pay any material Indebtedness when due and Lender in its good faith business judgment determines that the failure to pay such Indebtedness either will result in a Material Adverse Change, or with the passage of time, could result in a Material Adverse Change or the levy of all or part of the Collateral;

(d)   The total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or

(e)   Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit Lender to conduct an inspection or audit as specified in Section 5.4 hereof; or

(f)   Borrower shall fail to per‐form any other non-monetary Obligation, which failure is not cured within ten Business Days after the date due; or

(g)   any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral; or

(h)   any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(i)   Borrower breaches any material contract or obligation, which has resulted or in Lender’s good faith business judgment may reasonably be expected to result in a Material Adverse Change; or

(j)   Dissolution, termination of existence, temporary or permanent suspension of business, insolvency or business failure of Borrower or any Guarantor; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower or any Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or

(k)    Revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or death of any Guarantor; or

(l)   Revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(m)   Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

(n)   There shall be a change in the record or beneficial ownership of an aggregate of more than 20% of the outstanding shares of stock of, or equity ownership interest in, Borrower, in one or more transactions, compared to the ownership of the same in effect on the date hereof, without the prior written consent of Lender, which consent shall not be unreasonably denied or delayed; or

(o)   There shall be a change in the President, Chief Executive Officer, Chief Operating Officer and/or Chief Financial Officer, and such person is not replaced with another person acceptable to Lender in its good faith business judgment within 60 days thereafter; or

(p)   Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; provided, however, this Event of Default shall not apply to past due accounts payable existing as of the date of this Agreement for which a payment schedule between the Borrower and obligee is in effect on the Effective Date or within thirty (30) days thereafter; or

(r) Borrower fails to perform a Post-Closing Obligation by the required date; or

(s)   a Material Adverse Change shall occur.

Lender may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or other‐wise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument or agreement evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Lender without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Lender deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of, and not dis‐pose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Lender at places designated by Lender which are reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Lender may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, ex‐change or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Lender deems reasonable, or on Lender's premises, or elsewhere and the Collateral need not be located at the place of dis‐position. Lender may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Lender to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Lender's good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; and (h) Demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Lender's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the Obligations shall accrue interest at the Default Rate (hereinafter defined).

7.3 Standards for Determining Commercial Reasonableness. Borrower and Lender agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Lender, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m., Central Time; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer, or by deferred payment obligation acceptable to Lender in its discretion, is required; (vi) With respect to any sale of any of the Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Lender shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Power of Attorney. Without limiting Lender’s other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time after and during the continuance of an Event of Default, or absent an Event of Default if exercised to protect and preserve Lender’s rights in the Collateral, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise: (a) Execute on behalf of Borrower any documents that Lender may, in its good faith business judgment, deem advisable in order to perfect and maintain Lender's security interest in the Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Lender's possession; (d) Endorse all checks and other forms of remittances received by Lender; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; (j) File in the name of Borrower or Lender, or both, mechanics lien or other possessory or non-possessory liens or related notices, or claims under any payment bond, in connection with goods or services furnished by Borrower; and (k) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Lender's rights under the foregoing power of attorney or any of Lender's other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by Lender to the Obligations, in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If, Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of the cash therefor.

7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a secured party un‐der the Texas Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from sub‐sequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8.   DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the Texas Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, a relative, partner, member, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Borrowing Base Certificate” means each Borrowing Base Certificate, as further described in Section 1 of the Schedule, in a form acceptable to Lender, in its good faith business judgment, to be delivered by the Borrower to Lender, and that is certified to be correct as to all matters therein stated, as amended, supplemented or otherwise modified from time to time.

“Business Day” means a day on which Lender is open for business.

“Capital Expenditures” means all expenditures made and liabilities incurred for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one year and including, without limitation, those arising in connection with any lease of property by Borrower that, in accordance with GAAP, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of Borrower.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of Texas from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“Collection Account” means the Lender’s deposit account or, with the prior written consent of Lender which may be revoked at any time, the Borrower’s deposit account so long as such Borrower’s deposit account is controlled exclusively by Lender and subject to a “non-springing” Deposit Account Control Agreement under which all funds on deposit or deposited into such Borrower’s account are remitted periodically to Lender or as otherwise directed by Lender.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Lender or cured within any applicable cure period.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” the lesser of the Maximum Rate and 18.00% per annum.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Texas Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Eligible Accounts” means Accounts arising in the Ordinary Course of Borrower's Business from the unconditional and fully-completed and delivered sale of goods or the complete, full and unconditional rendition of services, which Lender, in its sole and absolute discretion, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Lender’s discretion, the following (the “Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account:

(i) The Account must not be outstanding for more than sixty (60) days from the due date (the “Eligibility Period”);

(ii) The payment terms for the Account shall be equal to or less than thirty (30) days from the invoice date with the exception of extended terms provided to select Account Debtors deemed acceptable to Lender in its sole and absolute discretion;

(iii)    The Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor, and may not be subject to a “bill and hold” arrangement in which Borrower bills the Account Debtor in advance of delivery;

(iv)   The Account must not be subject to any offsets or contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional);

(v)   The Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account), provided, however, this sub-section shall not apply to disputes with Wal-Mart in the Ordinary Course of Business related to returns, credits, promotions and otherwise;

(vi)   The Account must not be owing from an Affiliate of Borrower;

(vii)   The Account must not be owing from an Account Debtor that is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Lender, or which, fails or goes out of a material portion of its business;

(viii)   The Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Lender’s satisfaction, with the United States Assignment of Claims Act);

(ix)   The Account must not be owing from an Account Debtor located outside the United States or Canada (unless pre-approved by Lender in its discretion in writing, and backed by a letter of credit satisfactory to Lender);

(x)   The Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise;

(xi)   The Account must not constitute a retention billing/invoice;

(xii)   The Account must not be assigned for collection or designated for such assignment, or an Account for which Lender in its good faith business judgment determines collection to be doubtful;

(xiii)   The Account must not be for C.O.D., cash in advance, or similar terms;

(xiv) Without the prior written consent of Lender, Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed applicable internal concentration limits established by Lender with respect to such Account Debtor;

(xv) If more than 25% of the Accounts owing from an Account Debtor are outstanding for a period longer than the applicable Eligibility Period (without regard to unapplied credits) or are otherwise not eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing; and

(xvi) The Account must not include any Account Debtor deposits or pre-paid amounts;

(xvii) The Account must not relate to a project for which Borrower has issued a payment and/or performance bond and/or executed an indemnification or security agreement with respect to any such bond;

(xviii) The Account must not pertain to a “bill and hold” arrangement whereby Borrower has obtained payment ahead of the delivery of the subject goods;

(xix) The Account is subject to no lien whatsoever, except for the Permitted Liens;

(xx) Lender has a perfected first priority lien in such Account to secure the Obligations; and

(xxi) Such Account is payable solely to the Borrower, and the Borrower is not aware of any dispute with respect to such Account.

Lender may, from time to time, in its sole and absolute discretion, revise the Minimum Eligibility Requirements with respect to Eligible Accounts, upon written notice to Borrower.

“Eligible Customer Claim” means the portion of an Account owed from an Account Debtor approved by Lender in its sole and absolute discretion, which amount has been disputed by the applicable Account Debtor and on which the Borrower has timely exercised its dispute, appeal and/or other similar remedies requesting payment thereof under the applicable customer contract.

“Eligible Inventory” means Inventory which Lender, in its sole and absolute discretion, deems eligible for borrowing. Without limiting the fact that the determination of which Inventory is eligible for borrowing is a matter of Lender’s discretion, the following are the minimum requirements for Inventory to be Eligible Inventory (also, the “Minimum Eligibility Requirements”):

(i) the Inventory must consist of undamaged, raw material or finished goods, in good, new and salable condition, not be damaged, not be obsolete or unmerchantable, not be comprised of work in process, packaging and shipping materials, supplies or displays, and with respect to perishable Inventory, must not be past any expiration dates;

(ii) the Inventory must meet all applicable governmental standards;

(iii) the Inventory must have been manufactured in compliance with the Fair Labor Standards Act;

(iv) the Inventory must conform in all respects to the warranties and representations set forth in this Agreement;

(v) the Inventory must be at all times subject to Lender's duly perfected, first priority security interest;

(vi) the Inventory must not be off-site or consigned and must be situated at Borrower’s Address or at one of the domestic locations disclosed in writing to Lender;

(vii) the Inventory must not be located on real property leased by Borrower or in a contract warehouse, in each case, (A) unless either (1) it is subject to a landlord agreement or bailee agreement in favor of Lender executed by the lessor, warehouseman, or other third party, as the case may be, or (2) a Reserve, in an amount satisfactory to (and in the good faith business judgment of) Lender, in respect of the Inventory at such location has been established by Lender, and (B) unless it is segregated or otherwise separately identifiable from goods of others (including any Guarantor), if any, stored on the premises;

(viii) the Inventory must not be “slow-moving” (including without limitation, for purposes of this clause (viii), any SKU or product type that has not sold in the prior 48 months);

(ix) Borrower must have good, valid, and marketable title to such Inventory;

(x) the Inventory must not consist of restrictive or custom items, or goods that constitute spare parts, supplies used or consumed in Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment; and

(xi) the Inventory must not consist of Inventory in-transit from one location of Borrower to another location of Borrower.

Lender may, from time to time, in its sole and absolute discretion, revise the Minimum Eligibility Requirements with respect to Eligible Inventory, upon written notice to Borrower.

“Eligible WIP” shall mean WIP (as defined below) which Lender, in its sole and absolute discretion, deems eligible for borrowing. Without limiting the fact that the determination of which WIP is eligible for borrowing is a matter of Lender’s discretion, the following are the minimum requirements for WIP to be Eligible WIP (also, the “Minimum Eligibility Requirements”):

(i) the WIP is for the purpose of fulfilling an existing or projected customer work order and the Borrower has no reason to expect that such existing or projected customer order will be cancelled; and

(ii) the WIP is expected to be converted to finished goods in a reasonable timeframe and thereafter sold to a customer in the Ordinary Course of Business.

Lender may, from time to time, in its sole and absolute discretion, revise the Minimum Eligibility Requirements with respect to Eligible WIP, upon written notice to Borrower.

“Equipment” means all present and future “equipment” as defined in the Texas Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“GAAP” means generally accepted accounting principles consistently applied.

“General Intangibles” means all present and future “general intangibles” as defined in the Texas Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment” means honesty in fact and the observance of reasonable commercial standards of fair dealing (as defined in Section 1.201 of the Code) in the exercise of Lender’s business judgment.

“Guarantor” means any Person who has guaranteed, or in the future guarantees, any of the Obligations.

“including” means including (but not limited to).

“Indebtedness” means all of Borrower's present and future obligations, liabilities, debts, claims and indebtedness, contingent, fixed or otherwise, however evidenced, created, incurred, acquired, owing or arising, whether under written or oral agreement, operation of law or otherwise to any Person, and includes, without limiting the foregoing (i) the Obligations, (ii) obligations and liabilities of any Person secured by a lien, claim, encumbrance or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable therefor, (iii) obligations and liabilities created or arising under any lease (including capital leases) or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession (including, without limitation, the Sale-Leaseback Transaction), (iv) all unfunded pension fund obligations and liabilities and (v) deferred taxes.

“Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know‑how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.

“Inventory” means all present and future “inventory” as defined in the Texas Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), and any loan, advance or capital contribution to any Person, including the creation or capital contribution to a wholly-owned or partially-owned subsidiary)

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Loan Documents” means, collectively, this Agreement, any Guaranty, any subordination agreement, any intercreditor agreement and all other present and future documents, instruments, and security instruments and agreements between Lender and Borrower (or Guarantor, if applicable), including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of Lender’s security interests in the Collateral.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, auction fees, liquidation fees, appraisal fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Ordinary Course of Business” shall mean, in respect of any action or omission taken or not taken by any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices.

“Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.

“Other Property” means the following as defined in the Texas Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims”, “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

“Payment” means all checks, wire transfers and other items of payment received by Lender (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans.

“Permitted Investments” means:

(i)  Cash and cash equivalents;

(ii)  Investments consisting of Deposit Accounts in which Lender has a first-priority perfected security interest; and

(iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

“Permitted Liens” means the following:

(i)   purchase money security interests in specific items of Equipment existing on the Effective Date that have been disclosed to (and approved) by Lender in writing;

(ii)   leases of specific items of Equipment disclosed in writing to Lender;

(iii)  liens for taxes not yet payable;

(iv) additional security interests and liens which are subordinate to the security interest of Lender and are consented to in writing by Lender, which consent may be withheld in its good faith business judgment; and

(v)   security interests being terminated substantially concurrently with this Agreement.

Lender will have the right to require, as a condition to its consent under sub‐paragraph (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Lender’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Lender, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any un‐cured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, government, or any agency or political division thereof, or any other entity.

“Reserves” means, as of any date of determination, such amounts as Lender may from time to time establish and revise in its good faith business judgment, reducing the amount of Loans, and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Lender is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person. Subsidiary shall include Flexo.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

“WIP” shall mean work-in-process or goods in the process of being converted from raw materials into finished goods in order to fulfill Borrower’s current and projected purchase orders.

9. RESERVED.

10.   GENERAL PROVISIONS.

10.1 Computations. In computing interest on the Obligations, all Payments received after 2:00 Central Time on any day shall be deemed received on the next Business Day, and Payments received by Lender (including proceeds of Receivables and payment of the Obligations in full) shall be deemed applied by Lender on account of the Obligations three (3) Business Days after receipt by Lender of immediately available funds. Lender shall not be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Lender in its good faith business judgment, and Lender may charge Borrower's loan account for the amount of any item of payment which is returned to Lender unpaid.

10.2 Application of Payments. All payments with respect to the Obligations may be applied, and in Lender's good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its good faith business judgment.

10.3 Increased Costs and Reduced Return. If Lender shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or governmental authority, or compliance by Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to Lender (whether or not having the force of law) shall (i) subject the Lender to any tax, duty or other charge with respect to this Agreement or any Loan made hereunder, or change the basis of taxation of payments to Lender of any amounts payable hereunder (except for taxes on the overall Net Income of Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, Lender, or (iii) impose on Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to Lender of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by Lender, then, upon demand by Lender, the Borrower shall pay to Lender such additional amounts as will compensate Lender, or its agents, for such increased costs or reductions in amount. All amounts payable under this Section shall bear interest from the date of demand by the Lender until payment in full to the Lender at the highest interest rate applicable to the Obligations. A certificate of the Lender claiming compensation under this Section, specifying the event herein above described and the nature of such event shall be submitted by the Lender to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and the Lender's reasons for invoking the provisions of this Section, and the same shall be final and conclusive absent manifest error.

10.4 Charges to Accounts. Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans.

10.5 Monthly Accountings. Lender may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and bind‐ing on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless Borrower notifies Lender in writing to the contrary within thirty (30) days after such account is rendered, describing the nature of any alleged errors or omissions.

10.6 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt re‐quested, addressed (i) to Borrower at the address shown in the heading to this Agreement, or (ii) to Lender at the address shown in the heading to this Agreement, or (iii) for either party at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the de‐posit thereof in the United States mail, with postage pre‐paid.

10.7 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

10.8 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. THERE ARE NO ORAL UNDER‐STANDINGS, REPRESENTATIONS OR AGREEMENTS BETWEEN THE PAR‐TIES WHICH ARE NOT SET FORTH IN THIS AGREEMENT OR IN OTHER WRITTEN AGREEMENTS SIGNED BY THE PARTIES IN CONNECTION HEREWITH.

10.9 Waivers; Indemnity. The failure of Lender at any time or times to require Borrower to strictly comply with any of the pro‐visions of this Agreement or any other Loan Document shall not waive or diminish any right of Lender later to demand and re‐ceive strict compliance therewith. Any waiver of any de‐fault shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of de‐fault or dishonor, notice of payment and nonpayment, notice of intent to accelerate, notice of acceleration, re‐lease, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Lender and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Lender and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

10.10 Liability. NEITHER LENDER NOR ITS PARENT, NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CLAIMS, DEMANDS, LOSSES OR DAMAGES, OF ANY KIND WHATSOEVER, MADE, CLAIMED, INCURRED OR SUFFERED BY BORROWER OR ANY OTHER PARTY THROUGH THE ORDINARY NEGLIGENCE OF LENDER, OR ITS PARENT OR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS, BUT NOTHING HEREIN SHALL RELIEVE LENDER FROM LIABILITY FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NEITHER LENDER NOR ITS PARENT, NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.

10.11 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender.

10.12 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

10.13 Attorneys Fees and Costs. Borrower shall reimburse Lender for all reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; en‐force, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in, the Collateral; and otherwise represent Lender in any litigation relating to Borrower. If either Lender or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reason‐able costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys' fees and costs to which Lender may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

10.14 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall re‐lease Borrower from its liability for the Obligations.

10.15 Limitation of Actions. Any claim or cause of action by Borrower against Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Lender, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within two years after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Lender, or on any other person authorized to accept service on behalf of Lender, within thirty (30) days thereafter. Borrower agrees that such two-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The two-year period provided herein shall not be waived, tolled, or extended except by the written consent of Lender in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

10.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and Lender acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.

10.17 Public Announcement. Borrower hereby agrees that Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use the Borrower’s name, tradenames and logos.

10.18 Governing Law; Jurisdiction; Venue. This Agreement and all acts, transactions disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of Texas. Each party agrees that the exclusive venue for all actions and proceedings (including any alternative dispute resolution method as described in Section 10.19 of this Agreement) relating directly or indirectly to this Agreement shall be Williamson County, Texas, provided that nothing herein shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Any judicial proceeding by Borrower against Lender or any affiliate thereof involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in a proceeding in Williamson County, Texas (or such other Texas county in which Lender maintains its principal office), and shall be subject to the provisions of Sections 10.19 and 10.20 below. Each party waives any and all rights the party may have to object to the jurisdiction of any such tribunal or court, or to transfer or change the venue of any such action or proceeding from such tribunal or court, including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens. Borrower consents to service of process in any action or proceeding brought against it by Lender, by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law.

10.19 Dispute Resolution. (a) Informal Resolution. In the event of a dispute between the parties concerning any aspect of this Loan Agreement and except for any matters pertaining to Borrower’s commission of an Event of Default (“Alternative Dispute Exceptions”), the parties shall first meet within two (2) business days of receipt of any request and, in good faith, seek to resolve the dispute before such party may commence any action, whether arbitration or litigation. If the parties fail to reach an agreement in the informal resolution process within five (5) days, then either party may, if it so chooses, commence arbitration or litigation, as this Agreement may allow. Borrower and Lender reserve all of their respective rights in the event that no agreed resolution is reached in the informal resolution process and neither party shall be deemed to be precluded from commencing an action for the sole purpose of preventing irreparable harm while such process is pending or continuing.

(b) Arbitration. Except for the Alternative Dispute Exceptions, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this provision to arbitrate, shall be governed by the Texas General Arbitration Act, V.T.C.A., Civil Practices and Remedies Code, § 171.001 et seq. or, if interstate commerce is involved and to the extent provided, the Federal Arbitration Act. Arbitration shall be determined before one arbitrator. At the option of the first to commence an arbitration, the arbitration shall be administered either by JAMS pursuant to its Streamlined Arbitration Rules and Procedures, or by the American Arbitration Association pursuant to its Commercial Arbitration Rules. Judgment on the award may be entered in any court having jurisdiction. In addition to the Alternative Dispute Exceptions, this clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(c) Temporary Relief. Without prejudice to any party or this arbitration provision, any of the parties may petition an appropriate court of competent jurisdiction for any temporary or preliminary relief, such as for an injunction or garnishment. The filing for such relief shall not be considered a waiver of the right to arbitration under this provision. Alternatively, pending arbitration, any provisional remedy which would be available from a court of law shall be available to the parties to this Agreement from the arbitrators.

10.20 Mutual Waiver of Jury Trial. BORROWER AND LENDER EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN LENDER AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF LENDER OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

10.21 Execution. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original, and all of which when taken together will constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement and any party’s failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

Borrower:

Yunhong CTI Ltd., an Illinois corporation By: ___/s/ Jana Schwan___________________________ Name: Jana Schwan Title: Chief Operating Officer

Lender:

Line Financial Corp.

By: ___/s/ Robert Thompson-So__________________________________

Name: Robert Thompson-So

Title: Director

SCHEDULE TO LOAN AND SECURITY AGREEMENT

Borrower:

Yunhong CTI Ltd. 22160 N. Pepper Road Lake Barrington, IL 60010

Date: September 30, 2021 (the “Effective Date”)

This Schedule forms an integral part of the Loan and Security Agreement between LINE FINANCIAL CORP. and the above-borrower of even date (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement” or the “Loan Agreement”).

1. CREDIT LIMIT

(Section 1.1):	The Credit Limit shall be the sum of (A) and (B) below:

As used herein, the term “Loans” means, individually and collectively, Revolving Loans under Part A below and the Term Loan under Part B below.

A. Revolving Loans.  Subject to the terms and conditions of this Agreement, Lender agrees to make revolving advances (“Revolving Loans,” and each advance, a “Revolving Loan Advance”) in an aggregate outstanding amount not to exceed at any time the lesser of the following (the “Revolver Credit Limit”):  (1) $6,000,000.00 (the “Maximum Revolver Amount”) or (2) the Borrowing Base (as defined below).

As used herein, the term “Borrowing Base” means, as of any date of determination, the sum of clause (a), clause (b), clause (c), and clause (d), below; provided, however, that the collective Revolving Loans under clause (c) and clause (d) below shall never exceed 85.00% of the outstanding Revolving Loan Advances during the months of September through December and shall never exceed 60.00% of the outstanding Revolving Loan Advances in all other months (each an “Inventory Cap”):

(a) 85% (the “A/R Advance Rate”, and also an “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above), plus
(b) 50% (the “Customer Claim Advance Rate”, and also an “Advance Rate”) of the value of Borrower's Eligible Customer Claim (as defined in Section 8 above), plus
(c) 75% (the “Inventory Advance Rate”, and also an “Advance Rate”) of the value of Borrower's Eligible Inventory (as defined in Section 8 above), valued using the NOLV, plus

(d) 50% (the “WIP Advance Rate”, and also an “Advance Rate”) of the value of Borrower's Eligible WIP (as defined in Section 8 above), valued using the NOLV.

The foregoing notwithstanding, Loan Advances with respect to Borrower’s Eligible Customer Claims shall only be considered during the period beginning on the Effective Date and ending on the 120th day from the Effective Date, unless such credit accommodations are extended, in writing, by mutual agreement of the parties.

Lender may, from time to time, modify the Advance Rates, the Maximum Revolver Amount, and the Inventory Caps in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts, its evaluation of the Inventory and WIP, or other issues or factors relating to the Accounts, Inventory, WIP or other Collateral or Borrower.

For purposes of this Section 1 of the Schedule “NOLV” shall mean the orderly liquidation value thereof as determined in a manner acceptable to Lender by an appraiser acceptable to Lender, net of all costs of liquidation thereof.

B. Term Loan. The then outstanding aggregate principal amount of the Term Loan described below.

Subject to the terms and conditions of this Agreement, Lender agrees to make on or about the Effective Date a single term loan in the original principal amount of $731,250.00 (the “Term Loan”), such amount calculated as 75.00% of the appraised Net Forced Liquidation Value of Borrower’s Equipment. “Net Forced Liquidation Value” means the cash proceeds of Equipment which could be obtained in a forced liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent appraisal delivered to the Lender.

Interest on the Term Loan shall be paid monthly as provided in Section 1.2 of this Agreement and Section 2 of this Schedule. The Term Loan shall be repaid by the Borrower to Lender in 48 equal monthly installments of principal and interest (each in the amount of $15,234.38, commencing on November 1, 2021, and continuing on the first day of each month thereafter until the earliest of the following dates (“Term Loan Maturity Date”): (i) the date the Term Loan has been paid in full; or (ii) the Maturity Date as set forth in Section 4, hereof; or (iii) the date this Agreement terminates by its terms or is terminated, as provided in this Agreement. On the Term Loan Maturity Date (or, if earlier, upon acceleration of the Obligations in accordance with the terms of this Agreement), the entire unpaid principal balance of the Term Loan, plus all other Obligations relating to the Term Loan (including accrued and unpaid interest thereon, and, if applicable, the Term Loan Prepayment Fee) shall be due and payable. Any portion of the Term Loan that is repaid may not be reborrowed. Certain additional terms governing this Term Loan are memorialized in that certain Term Loan Note, executed by Borrower to the order of Lender, of even date herewith.

2. INTEREST.

Interest Rate (Section 1.2):

The Loans outstanding from time to time shall bear interest at an annual rate equal to the “Prime Rate” in effect from time to time (not to fall below the “floor” of 3.25%) plus 1.95% per annum, accruing daily and payable monthly.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

As used in this Agreement, “Prime Rate” means the “prime rate” published from time to time in the Wall Street Journal. The interest rate applicable to the Obligations shall change on each date there is an applicable change in the Prime Rate. Interest is also subject to the operation, as applicable, of Section 7.2 of the Loan Agreement as to the Default Rate.

2A. USURY SAVINGS CLAUSE

Provisions Relating to Interest:	Notwithstanding the provisions of this Agreement regarding the rates of interest applicable to the Loans, if at any time the amount of such interest computed on the basis of the interest rate set forth herein (the “Applicable Interest Rate”) would exceed the amount of such interest computed upon the basis of the maximum rate of interest permitted by applicable state or federal law in effect from time to time hereafter, after taking into account, to the extent required by applicable law, any and all fees, payments, charges and calculations provided for in this Agreement or in any other agreement between Borrower and Lender (the “Maximum Legal Rate”), the interest payable under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in the Applicable Interest Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Applicable Interest Rate.

No agreements, conditions, provisions or stipulations contained in this Agreement or any other instrument, document or agreement between the Borrower and Lender or default of the Borrower, or the exercise by Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other agreement between the Borrower and Lender, or the arising of any contingency whatsoever, shall entitle Lender to collect, in any event, interest exceeding the Maximum Legal Rate and in no event shall the Borrower be obligated to pay interest exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is charged in excess of the Maximum Legal Rate (“Excess”), the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal then unpaid hereunder; second, applied to reduce the remaining Obligations; and third, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. The Borrower recognizes that, with fluctuations in the Applicable Interest Rate and the Maximum Legal Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (ii) the Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon the charging or receiving of any interest in excess of the maximum authorized by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received by Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

The provisions of this Section 2A of this Schedule shall be deemed to be incorporated into every document or communication relating to the Obligations which sets forth or prescribes any account, right or claim or alleged account, right or claim of Lender with respect to the Borrower (or any other obligor in respect of Obligations), whether or not any provision of this Section 2A of this Schedule is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the liabilities and obligations of the Borrower (or other obligor) asserted by Lender thereunder, be automatically recomputed by any Borrower or obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section 2A of this Schedule.

If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement or any other Loan Documents than is presently allowed by applicable state or federal law, then the limitation of interest under this Section 2A of this Schedule shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lender by reason thereof shall be payable upon demand.

3. FEES (Section 1.4):

Borrower shall pay the following fees, in addition to any other fees or charges due and owing under this Agreement. Fees may be deducted from Loan Advances, without notice or demand to Borrower:

Loan Fee:	Loan Fee of 1.25% of the Maximum Revolver Amount and Term Loan, fully earned as of the date hereof and payable concurrently with the execution of this Agreement.

Renewal Fee:

In the event the Loans are renewed, Borrower shall pay Lender a Renewal Fee of 1.25% of the Maximum Revolver Amount and Term Loan upon each renewal on the anniversary of the Effective Date, which shall be payable to Lender without notice or demand.

Collateral Monitoring Fees:

A monthly fee equal to 0.385% of Eligible Accounts, Eligible Inventory and Eligible WIP, supporting the Revolving Loans balance, plus a monthly fee equal to 0.385% of the Equipment supporting the Term Loan, both accruing daily and payable each month in arrears on the last day of each month (prorated for any partial month at the beginning and at termination of this Agreement).

Minimum Borrowings:

Borrower anticipates average monthly Revolving Loans Advances in excess of $2,000,000 (the “Minimum Borrowing”) and Lender has relied on this projection in entering into this Agreement.  In the event the monthly average Revolving Loans Advances for any month is less than the Minimum Borrowing, Lender shall be entitled to charge Borrower the difference between (a) the Collateral Monitoring Fee and interest that would have accrued had Borrower maintained the Minimum Borrowing for that month and (b) the actual accrued Collateral Monitoring Fee and interest charge for that month (the “Minimum Borrowing Fee”).  The Minimum Borrowing Fee shall be calculated and payable monthly and shall be due irrespective of any credit availability limitations on the Borrower.

4. MATURITY DATE

(Section 6.1):

As used herein, the term “Maturity Date” means the second anniversary of the Effective Date, and thereafter, the Maturity Date shall automatically be extended for successive periods of one year each, unless Borrower or Lender shall give the other written notice of termination not less than ninety (90) days prior to the end of such term or renewal term, as applicable.  Notwithstanding anything herein to the contrary, upon an Event of Default, Lender may terminate this Agreement without notice to Borrower, effective immediately.

5. FINANCIAL COVENANT
(Section 5.1):

Borrower shall comply with the following financial covenant.  Compliance shall be determined in the aggregate as of the end of each month, and for each period of compliance Borrower shall provide Lender with a financial covenant compliance certificate certified by the Borrower’s Chief Financial Officer or other officer as required from time to time by Lender, in form and substance satisfactory to Lender in its sole discretion.

Commencing December 31, 2021, the balance sheet of the Borrower shall demonstrate a Tangible Net Worth of $4,000,000 or greater at all times (“Minimum Tangible Net Worth”). Minimum Tangible Net Worth may be adjusted downward by Lender, from time to time, in its sole and absolute discretion, based on the effect of non-cash charges and other factors on the calculation of Tangible Net Worth. “Tangible Net Worth” shall mean Borrower’s total eligible assets (as determined by Lender in its good faith business judgment) minus Borrower’s total liabilities (including the Obligations, but excluding indebtedness of Borrower, which is subject to a debt and lien subordination agreement between Lender and the subject debtholder, in form and substance acceptable to Lender).

6. REPORTING

(Section 5.3):

Borrower shall provide Lender with the following:

(a)

Borrowing Base Certificates and transaction reports, AR roll forward, schedules of collections, schedules of inventory in a format acceptable to Lender, sales journal, credit memos, and summary accounts receivable agings aged by due date, and other general ledger detail, weekly, and at the time of each Loan request, on forms acceptable to Lender in its sole discretion.

(b)	Monthly detailed accounts receivable agings, aged by due date, within ten business days after the end of each month.

(c)	Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within ten business days after the end of each month.

(d)	Monthly reconciliations of accounts receivable agings (aged by due date), transaction reports, and general ledger, within ten business days after the end of each month.

(e)

Monthly perpetual inventory reports for the Inventory reconciled to the general ledger and valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Lender in its good faith business judgment, all within ten business days after the end of each month.

(f)	RESERVED.

(g)	Monthly unaudited financial statements and other financial records required by Lender in its sole discretion, as soon as available, and in any event within 30 days of months-end.

(h)

Annual operating budgets (including income statements, balance sheets, projections, and cash flow statements, by month) for the upcoming fiscal year of Borrower no later than 60 days prior to the end of each fiscal year of Borrower.

(i)

Annual audited financial statements, as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, reviewed and certified by independent certified public accountants acceptable to Lender, including RBSM LLP.

(j)

Each of the financial statements in subsections (g) and (i) above shall be accompanied by Compliance Certificates, in such form as Lender shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such period Borrower was in full compliance with all of the terms and conditions of this Agreement, if applicable, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender shall request in its good faith business judgment, including, without limitation, a statement that at the end of such period there were no held checks.

(k)	Borrower’s annual tax return within fifteen days after the date filed, but in no event later than October 15 of each calendar year.

(l)

Evidence in form acceptable to Lender of payments of all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower, monthly or as more often required by Lender.

(m)	Borrower shall provide any and all documents relating to the contemplated sale of Flexo as reasonably requested by Lender, from time to time.

(n)	Such other reports and financial statements and information as Lender shall reasonably require, from time to time.

7. BORROWER INFORMATION:         Borrower represents and warrants that the information set forth in the  attached Borrower Disclosures is true and correct as of the Effective Date.

8. ADDITIONAL PROVISIONS

(a)         Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors, shareholders, partners and Affiliates (collectively, “Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Lender’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following:

Indebtedness to:	Principal Amount
Chao Feng	$261,111.45
John H. Schwan	$1,498,822.01

Concurrently Borrower shall cause the above Persons to execute and deliver to Lender subordination agreement(s) with respect to the foregoing debt on Lender’s standard form. Prior to incurring any Inside Debt in the future, and subject to any consent requirements contained in this Agreement, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Lender a subordination agreement on Lender’s standard form.

(b)         Copyrights, Patents, and Trademarks.

(i) Borrower hereby represents and warrants that it has identified in the attached Disclosure Schedule any and all maskworks, computer software, or other copyrights, that are registered (or are the subject of any application for registration) with the United States Copyright Office, that other than the security interest of PNC Bank in such property, the disclosed maskworks, computer software and copyrights are free and clear of any liens and/or security interests, and upon Lender’s request therefor, Borrower shall promptly execute and deliver to Lender such security agreement(s) and other documentation (in form and substance reasonably satisfactory to Lender) which Lender in its good faith business judgment may require for filing with the United States Copyright Office with respect to such registration or application, to perfect or otherwise record or memorialize Lender’s security interest in such maskworks, computer software or other copyrights. Borrower hereby covenants and agrees that Borrower will NOT register with the United States Copyright Office (or apply for such registration of) any other of Borrower’s maskworks, computer software, or other copyrights, unless Borrower has provided Lender not less than 30 days prior written notice of the commencement of such registration/application and Borrower has executed and delivered to Lender such security agreement(s) and other documentation (in form and substance reasonably satisfactory to Lender) which Lender in its good faith business judgment may require for filing with the United States Copyright Office with respect to such registration or application.

(ii) Borrower hereby represents and warrants that it has identified in the attached Disclosure Schedule any and all patents and trademarks of Borrower that are registered (or the subject of any application for registration) with the United States Patent and Trademark Office, that other than the security interest of PNC Bank in such property, the disclosed patents and trademarks are free and clear of any liens and/or security interests, and, upon Lender’s request therefor, Borrower shall promptly execute and deliver to Lender such security agreement(s) and other documentation (in form and substance reasonably satisfactory to Lender) which Lender in its good faith business judgment may require for filing with the United States Patent and Trademark Office with respect to such registration or application, to perfect or otherwise record or memorialize Lender’s security interest in such patents and trademarks. Borrower hereby covenants and agrees that Borrower will NOT register with the United States Patent and Trademark Office (or apply for such registration of) any other of Borrower’s patents and trademarks unless Borrower has provided Lender not less than 30 days prior written notice of the commencement of such registration/application and Borrower has executed and delivered to Lender such security agreement(s) and other documentation (in form and substance reasonably satisfactory to Lender) which Lender in its good faith business judgment may require for filing with the United States Patent and Trademark Office with respect to such registration or application

(iii) Borrower will: (x) protect, defend and maintain the validity and enforceability of Borrower’s copyrights, patents, and trademarks; (y) promptly advise Lender in writing of material infringements of Borrower’s copyrights, patents, or trademarks of which Borrower is or becomes aware; and (z) not allow any material item of Borrower’s copyrights, patents, or trademarks to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

(c)         Bailee Agreement. Borrower hereby represents and warrants that, as of the date of execution and delivery of this Agreement, no goods of Borrower are in the possession of any warehouseman or other bailee (except as set forth in Section 3(d) of the Representations), and hereby covenants that Borrower promptly shall deliver written notice to Lender of any goods of Borrower being in the possession of any other warehouseman or other bailee. With respect to any goods or other Collateral of Borrower in the possession of any warehouseman or other bailee, Borrower shall, promptly upon Lender’s request therefor, use commercially reasonable efforts to deliver to Lender a bailee agreement (in form and substance satisfactory to Lender) duly executed by such warehouseman or other bailee. In the event that Lender requests such a bailee agreement and Borrower uses such efforts but does not succeed in delivering such a bailee agreement, Lender may (in its good faith business judgment) maintain a Reserve with respect to such warehouse or other bailee location in amounts acceptable to Lender in its good faith business judgment.

(d)         Landlord Agreement. With respect to any leased premises of Borrower, Borrower shall, promptly upon Lender’s request therefor, deliver to Lender a landlord agreement (in form and substance satisfactory to Lender) duly executed by the lessor of such leased premises. Without limiting the generality of the foregoing, Lender has requested that Borrower deliver, on or before the date of this Agreement, such a landlord agreement duly executed by the applicable landlord with respect to Borrower’s Address, and Lender may (in its good faith business judgment) maintain a Reserve with respect to Borrower’s Address location in the event Lender does not receive such landlord agreement.

(e)         Control Agreements. As to any Deposit Accounts (including any lockbox or blocked account) and Investment Property (including securities accounts) maintained with any institution as of the date of this Agreement, Borrower shall cause such institution, concurrently herewith, to enter into a control agreement in form acceptable to Lender in its good faith business judgment in order to perfect Lender’s first-priority security interest in such Deposit Accounts (including any lockbox or blocked account) and grant Lender “control” (within the meaning of Articles 8 and 9 of the Code) over such Investment Property (including securities accounts). From and after the date of this Agreement, Borrower shall not maintain any Deposit Accounts (including any lockbox or blocked account) or Investment Property (including securities accounts) with any bank, securities intermediary, or other institution unless Lender has received such a control agreement duly executed by such party in favor of Lender covering such Deposit Account (including any lockbox or blocked account) or Investment Property (including securities accounts), as the case may be.

9. CONDITIONS PRECEDENT

In addition to the other conditions precedent set forth in this Agreement, the making of the initial Loan hereunder is subject to the following additional conditions:

(a)         Searches; Payoff Letter; UCC Terminations. Lender shall have received lien searches listing all effective financing statements which name Borrower (or any predecessor entity, prior name, or tradename thereof or any seller of assets acquired by Borrower outside of the Ordinary Course of Business) as debtor that are filed in the applicable filing offices with respect to Borrower, none of which financing statements shall cover any of the Collateral of Borrower, except (1) Lender’s own financing statements and fixture filings (as the case may be) filed of record against Borrower, respectively, (2) financing statements perfecting Permitted Liens, (3) financing statements as to which Lender has received duly executed authorization by the applicable secured party to file executed termination statements or partial release statements in form and substance satisfactory to Lender, or (4) as otherwise agreed in writing by Lender.

(b)         Collection Account. Lender shall have received the fully executed Deposit Account Control Agreement with respect to the Collection Account as required under Section 4.4 of this Agreement, as well as any ancillary “sweep” agreement directing the subject financial institution to transfer all available funds to a Lender-designated account, daily or as otherwise required by Lender, to be applied to the Obligations.

(c)         Examination. Lender shall have received field examinations and Collateral appraisals, satisfactory to Lender in its good faith business judgment.

(d)         Certificates of Insurance. Lender shall have received copies of all applicable insurance policies, showing compliance with the insurance requirements contained in Section 5.2 of the Agreement, and naming Lender as additional insured and/or loss payee, as applicable.

(e)         Minimum Excess Availability at Closing. Borrower shall have borrowing availability under the Revolving Loans of not less than $250,000, after giving effect to any applicable fees and expenses due at closing and contemplated Reserves to be withheld from the initial Loan Advance.

(f)         General Conditions. The following: (i) all documents relating to this Agreement have been executed and delivered, (ii) no Material Adverse Change and no Default or Event of Default has occurred and is continuing, and (iii) all other matters relating to the Loans have been completed to Lender’s satisfaction.

10. POST-CLOSING OBLIGATIONS

Post-Closing Obligations. Borrower shall, and shall cause each Obligor or third party to, complete each of the post-closing obligations and/or deliver to Lender each of the documents, instruments, agreements and information listed on the Post-Closing Obligations Schedule attached hereto, on or before the date set forth for each such item thereon (as may be extended by the Lender in writing in its sole discretion), each of which shall be completed or provided in form and substance satisfactory to Lender.

Borrower:

Yunhong CTI Ltd., an Illinois corporation By: ___/s/ Jana Schwan___________________________ Name: Jana Schwan Title: Chief Operating Officer

Lender:

Line Financial Corp.

By: ___/s/ Robert Thompson-So__________________________________

Name: Robert Thompson-So

Title: Director

EXHIBIT A

GENERAL RELEASE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, the undersigned and each of them (collectively "Releasor") hereby forever releases, discharges and acquits LINE Financial Corp. ("Releasee"), its parent, officers, directors, shareholders, agents and employees, of and from any and all claims of every type, kind, nature, description or character, and irrespective of how, why, or by reason of what facts, whether heretofore existing, now existing or hereafter arising, or which could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, to the extent that they arise out of or are in way connected to or are related to that certain Loan and Security Agreement between Releasor and Releasee (the “Claims”).

Releasor agrees that the matters released herein are not limited to matters which are known or disclosed. Releasor acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and it acknowledges that this Release has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release, discharge and acquit the Releasee from any such unknown Claims.

Acceptance of this Release shall not be deemed or construed as an admission of liability by any party released.

Releasor acknowledges that either (a) it has had advice of counsel of its own choosing in negotiations for and the preparation of this release, or (b) it has knowingly determined that such advice is not needed.

DATED:

Individual Releasors:

Entity Releasor:

EXHIBIT B

BORROWER DISCLOSURES

3.2 Name; Trade Names and Styles

Yunhong CTI, Ltd f/k/a CTI Industries Corporation

3.3 Place of Business; Location of Collateral.

22160 N Pepper Rd

Lake Barrington, IL 60010

2380 Galvin Drive

Elgin, IL 60124

3.4(b) (Borrower Deposit Accounts)

PNC:

Operating: 8026390429

Collection: 8026390437

Fifth Third:

Operating: 7244503780

Collection: 7244503798

Company to supplement upon receipt of reserve account numbers

3.10 Litigation.

Airgas USA, LLC v. CTI Industries Corp., Case No. 01-20-0014-7852 was filed with the American Arbitration Association on or about September 8, 2020. The matter was settled in March. 2021 with the final payment due in January, 2022.

On October 19, 2020, Jules and Associates, Inc. sent the Company a demand letter related to the lease of certain equipment. The matter was resolved in September, 2021 with the final payment due in December, 2021.

On October 19, 2020, Redwood Multimodal sent the Company a demand for the withholding of for loads brokered by Redwood. The matter was resolved in September, 2021 with the final payment due in October, 2021.

Benchmark Investments, Inc. v. Yunhong CTI Ltd filed a case in the United States District Court for the Southern District of New York on March 16, 2021 and served on the Company on March 31, 2021.  The litigation is pending and the Company has filed a counterclaim.

Copyrights, patents and trademarks – See Intellectual Property Schedule, attached

EXHIBIT C

POST-CLOSING OBLIGATION SCHEDULE